Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS AUGUST SALES

HOUSTON, TX, September 1, 2011 - Stage Stores, Inc. (NYSE: SSI) today reported total sales for the four week August period ended August 27, 2011 of $113 million compared to $114 million for the prior year four week period ended August 28, 2010.  Comparable store sales for August decreased 1.7%.

The Company noted that its children’s, cosmetics, home & gifts and junior’s merchandise categories achieved comparable store sales increases during August.  Geographically, the Southeast and Southwest regions had comparable store sales gains during the month.

The Company also noted that twelve non-Goody’s stores were rebranded with the Goody’s name during August, which completed the Company’s 2011 rebranding program.  Two stores were closed during the month.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2011	2010	2011	2010
1st Quarter	0.2	(0.6)	346	340
2nd Quarter	0.9	(1.6)	353	345
August	(1.7)	0.5	113	114
Year-To-Date (7 Mos)	0.2	(0.9)	812	799

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 801 stores located in 39 states.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.